Exhibit 10.1

WJ Communications, Inc.

401 River Oaks Parkway

San Jose, CA 95134

July 18, 2005

Personal and Confidential

Re:  Offer of Employment

Dear Mr. Knoch:

We are pleased to offer you a position with WJ Communications, Inc., as Vice President of Operations at a starting annual salary of $200,000/year.  In this position, you will report directly to myself. Your responsibilities will include all functions associated with operations of the Company, including sustaining engineering, quality and planning groups.  You will also have duties and responsibilities assigned to you from time to time by myself and by the Company’s Board of Directors.

This offer letter is not an employment contract, but is intended to describe the basic terms of your employment.  The exact terms of your employment will be as set forth in an Employment Agreement, which will contain specific details regarding your compensation, benefits, and obligations as an Officer of WJ Communications, and in the other documents described below.  We will prepare the Employment Agreement within 30 days of your employment at WJ.  Your employment package will include the following:

•                  You will participate in the Top Management Incentive Bonus program, which provides a target bonus up to a maximum of 60% of your base salary to be paid quarterly.  Your actual bonus will depend on two things: achievement of the Company’s revenue and profitability objectives and achievement of certain individual objectives defined each quarter.  You will be guaranteed $20,000 bonus for the year ending 2005 plan of your employment.

•                  You will receive a sign-on bonus of $20,000, less applicable taxes, upon commencing employment.

•                  As part of this offer, you will be granted an option to purchase 450,000 shares of WJ Communications, Inc. Common Stock on or about the date you commence employment.  Your option to purchase WJCI stock will be issued at fair market value per share on the date you commence employment, in accordance with the WJ Communications, Inc. 2000 Employee Stock Incentive Plan.  This option to purchase Common Stock will vest over a four-year period from the commencement date of your employment in accordance with the vesting and acceleration provisions set forth in your Employment Agreement.

•                  Upon successful completion of outsourcing the fab, we will recommend to the Board for approval to grant 75,000 shares of restricted stock upon successful completion of that objective.

•                  During your employment at WJ, you shall be entitled to participate in the Company’s fringe benefit plans for its executives, subject to and in accordance with applicable eligibility requirements, such as group medical, dental, and vision care insurance, executive medical reimbursement (to cover deductibles, co-pays, and other legitimate medical and dental costs not covered by insurance), tax preparation, 401(k), employee stock purchase program, life and disability insurance plans and all other benefit plans (other than severance and equity-based plans or arrangements) generally available to the Company’s executive officers.  In addition, the Company will reimburse your reasonable out-of-pocket expenses incurred in connection with the performance of your duties hereunder, consistent with Company policy.  You shall be entitled to take time off in accordance with the Company’s top management vacation policy.

•                  Upon commencing employment you may elect to participate in the WJ Employees’ Investment Plan, which enables you to invest pre-tax dollars into a qualified 401(k) plan. The plan includes up to a 3% Company matching contribution.

•                  Also, upon completion of your first 90 days with WJCI, you will be eligible to participate in the WJ Communications, Inc. Employee Stock Purchase Plan, which enables you to purchase shares of WJCI common stock at 15% less than the Fair Market Value on either the first or last day of the Offering Period, whichever is lower.

•                  Your Employment Agreement will contain confidentiality and non-solicitation covenants by you agreeing not to solicit employees of the Company or use or disclose the Company’s confidential information or trade secrets during or after your employment with the Company.

•                  Your Employment Agreement will contain a provision in which you agree that the Company’s intellectual property, including, but not limited to, intellectual property developed by you in the course of your employment with the Company, is and shall belong exclusively to the Company.

Please understand that your employment is contingent upon successful passage of a drug and alcohol screening test, employment and degree verifications, and criminal background and reference checks, all of which are required by WJ Company Policy.  It is also contingent upon our mutual agreement as to the definitive documentation (including your Employment Agreement) you will be required to execute and deliver with respect to your employment.

We hope you find this offer attractive and request a written reply from you by July 22, 2005.  We look forward to your joining our staff and to a mutually profitable relationship.

Sincerely,
/s/ BRUCE DIAMOND
Bruce Diamond
President and CEO

I accept this offer and will commence employment as of August 8, 2005.

Signed: /s/ MARK KNOCH